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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

                  We consent to the use in this Registration Statement on Form S-8 of the reference to our firm under the caption "Experts" and to the use of our report dated February 15, 1999 relating to the financial statements of International Smart Sourcing, Inc. and subsidiaries as of December 26, 1998 and for each of the years in the two year period then ended and of our report dated February 15, 1999 of Compact Disc Packaging Corp. as of December 24, 1998 and for each of the years in the two year period then ended and for the period January 31, 1995 (inception) through December 24, 1998.


                                  /s/ Feldman Sherb Ehrlich & Co. P.C.

                                  Feldman Sherb Ehrlich & Co., P.C.
                                  Certified Public Accountants

New York, New York
April 26, 1999